Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES INCREASE IN QUARTERLY DISTRIBUTION

Monday, October 17, 2016	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.70 per unit for the period from July 1, 2016 through September 30, 2016, representing a $0.01 increase over the previous quarter. The distribution is payable on November 7, 2016 to unitholders of record on October 31, 2016.

“Over the last year, we have increased the amount paid to our common unitholders over 5%” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners. “This steady growth in our distribution is due to the quality of our refined product terminals and recent re-contracting success across a significant portion of our terminals. We remain committed to growth over the long-term. We expect a portion of our fee-based, and fully contracted, $75 million Collins terminal expansion to be in service before the end of the year with the balance in service early next year.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause the Partnership’s actual results to differ materially from those projected.  Key risk factors associated with future growth opportunities, and specifically the Collins terminal expansion, include, without limitation: (i) the ability to complete construction on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the Partnership’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; (v) the ability to negotiate and sign definitive agreements with potential customers; and (vi) the failure of our customers or vendors to satisfy or continue contractual obligations. Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contact:	Frederick W. Boutin, CEO Robert T. Fuller, CFO 303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com